EXHIBIT 12.1

CERTIFICATION

I, Enéas César Pestana Neto, certify that:

1. I have reviewed this Amendment No. 1 to the annual report on Form 20-F of COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements and other financial information included in this report fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report;

Date: July 29, 2011

By: /s/Enéas César Pestana Neto
Name: Enéas César Pestana Neto
Title: Chief Executive Officer